Exhibit 99.1
FOR IMMEDIATE RELEASE
Brookdale Completes Issuance of $41.25 Million of its
2.75% Convertible Senior Notes Due 2018
Nashville, TN., June 20, 2011 — Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) announced today that the underwriters exercised their full option to purchase additional notes in connection with the previously completed convertible senior notes offering, and the Company has completed the issuance of $41.25 million in aggregate principal amount of its 2.75% Convertible Senior Notes due 2018 (the “Additional Notes”) in an underwritten public offering pursuant to the exercise of such option. In connection with the offering of the Additional Notes, the Company entered into privately negotiated convertible note hedge transactions with certain financial institutions, that included certain of the underwriters or their respective affiliates (the “hedge counterparties”). The Company also entered into privately negotiated warrant transactions with the hedge counterparties initially relating to the same number of shares of the Company’s common stock and having a strike price of $40.25 per share, subject to customary anti-dilution adjustments, which is 75% higher than the closing price of the Company’s common stock on June 8, 2011. The shares of the Company’s common stock issuable upon conversion of the Additional Notes and exercise of the warrants have been reserved for issuance by the Company and authorized for listing on the New York Stock Exchange.
About Brookdale Senior Living
Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. The Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 558 communities in 33 states and the ability to serve over 51,000 residents as of March 31, 2011.
Contact:
Brookdale Senior Living Inc.
Ross Roadman 615-564-8104
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